 NOVI & WILKIN

ATTORNEYS AT LAW

1325 AIRMOTIVE WAY, STE 140

RENO, NV 89502

775-232-1950

775-201-8331 FAX

April 9, 2013

United States Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

RE:  Legal Opinion Pursuant to SEC Form S-1 –LUCKYCOM INC

       (The "Company"), a Nevada Corporation -

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by LUCKYCOM INC, a Nevada corporation ("Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company; Articles of Incorporation, Bylaws of the company, certificates of good standing, annual list of officers of the Company and its business license, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7of the Act, or the rules and regulations of the Securities and Exchange Commission.

Regards,

/s/ Greg B. Wilkin

Greg B. Wilkin